Exhibit 10.2

MERRILL LYNCH CAPITAL CORPORATION	CITIGROUP GLOBAL MARKETS INC.
4 World Financial Center	388 Greenwich Street
250 Vesey Street	New York, New York 10013
New York, NY 10080
GOLDMAN SACHS CREDIT PARTNERS L.P.
85 Broad Street
New York, New York 10004
May 11, 2007
Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Re: Project Genius — Credit Facilities Commitment Letter
Ladies and Gentlemen:
          Mylan Laboratories Inc., a Pennsylvania corporation (“you” or the “Company”), has advised Merrill Lynch Capital Corporation (“Merrill Lynch”), Citigroup (as defined below) and Goldman Sachs Credit Partners L.P. (“GSCP” and together with Merrill Lynch and Citigroup the “Commitment Parties” “we” or “us”) that you intend to enter into an acquisition agreement (the “Acquisition Agreement”) with the entities identified to us as Mastermind Generics Holdings GmbH, Mastermind S.A., Mastermind Internationale Beteiligungs GmbH and Mastermind (collectively referred to as the “Sellers”) pursuant to which, subject to the terms set forth in the Acquisition Agreement, you would acquire (the “Acquisition”) the business of Sellers previously identified to us and described in the Acquisition Agreement (the “Acquired Business”). For purposes of this Commitment Letter, “Citigroup” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup shall determine to be appropriate to provide the services contemplated herein.

          In addition, you have advised us that, on the closing date of the Acquisition (the “Closing Date”), you and your subsidiaries, and the Acquired Business, will repay all indebtedness and preferred stock outstanding prior to the Closing Date and terminate all commitments to make extensions of credit (the “Refinancing”) under your and their existing indebtedness (the “Existing Indebtedness”), other than the Company’s existing 1.25% Senior Convertible Notes due 2012, the existing indebtedness of Matrix Laboratories Inc., indebtedness of the Acquired Business that is outstanding on the Closing Date (“Acquired Business Indebtedness”) and intercompany and other indebtedness reasonably acceptable to the Commitment Parties (collectively, the “Indebtedness to Remain Outstanding”).
          You have advised us that the consideration for the Acquisition and the funds for the Refinancing and to pay related fees and expenses will be provided from the following sources: (a) approximately $1,000,000,000 of cash on hand of the Company; (b) not less than $2,850,000,000 in gross cash proceeds from either, or a combination of, (A) the issuance (each, a “Notes Offering” and together, the “Notes Offerings”) by the Company of (i) up to $2,100,000,000 aggregate principal amount of unsecured senior notes (the “Senior Notes”) due not earlier than eight years from the date of issuance having no scheduled principal payments prior to maturity and (ii) up to $750,000,000 aggregate principal amount of unsecured senior convertible notes (the “Convertible Notes” and, together with the Senior Notes, the “Notes”) due not earlier than eight years from the date of issuance having no scheduled principal payments prior to maturity or (B) the drawdown under an unsecured senior interim loan (the “Interim Loan”) in an amount up to $2,850,000,000 which would be anticipated to be refinanced with a combination of debt securities substantially similar to the Notes (the “Take-out Securities”), with the amount of the Interim Loan to be determined by the amount, if any, that $2,850,000,000 exceeds the aggregate principal amount of the Notes issued on the Closing Date; and (c) borrowings under new senior secured first lien credit facilities in the US dollar equivalent amount of $4,850,000,000 (the “Senior Credit Facilities”; the Senior Credit Facilities and the Interim Loan are collectively referred to as the “Credit Facilities”).
          The Acquisition, the Notes Offerings (if consummated), the Refinancing, the entering into and borrowings under the Credit Facilities by the parties herein described and the other transactions contemplated hereby entered into and consummated in connection with the Acquisition are herein referred to as the “Transactions.”
          You have requested that each Commitment Party commit to provide a portion of the Credit Facilities in order to finance the Transactions and to pay certain related fees and expenses.
          Accordingly, subject to the terms and conditions set forth below, each Commitment Party hereby severally agrees with you as follows:

          1. Commitment. Upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter (the “Fee Letter”) dated the date hereof and delivered to you, the Senior Credit Facilities Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the “Senior Term Sheet”) and the Interim Loan Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit B (the “Interim Loan Term Sheet” and, together with the Senior Term Sheet, the “Term Sheets”), (i) Merrill Lynch hereby severally commits to provide to the Company (x) 60% of the aggregate amount of each of the Senior Credit Facilities and (y) 59.34% of the Interim Loan, (ii) Citigroup hereby severally commits to provide to the Company (x) 30% of the aggregate amount of each of the Senior Credit Facilities and (y) 24.74% of the Interim Loan and (iii) GSCP hereby severally commits to provide to the Company (x) 10% of the aggregate amount of each of the Senior Credit Facilities and (y) 15.92% of the Interim Loan. The commitments of each of the Commitment Parties hereunder is subject to the negotiation, execution and delivery of definitive documentation for the Credit Facilities (the “Credit Documents”) reflecting the terms and conditions set forth in the Term Sheets and in the Fee Letter. To the extent that a Notes Offering is consummated prior to the Closing Date, the commitments of each Commitment Party hereunder shall be reduced on the date of consummation thereof on a pro rata basis in an aggregate amount equal to the aggregate gross proceeds from the Notes covered thereby, first, in respect of the Interim Loan and second, in respect of the Senior Credit Facilities (in amounts among the tranches thereof as mutually agreed by the Arrangers (as defined below) and the Company).
          2. Syndication. We reserve the right and intend, prior to or after the execution of the Credit Documents, to syndicate all or a portion of our commitments to one or more financial institutions reasonably acceptable to the Company (together with the Commitment Parties, the “Lenders”). Merrill Lynch and Citigroup shall serve as the sole and exclusive joint lead arrangers (the “Arrangers”) and bookrunners for the Credit Facilities (with Merrill Lynch’s name receiving “top left” placement on any marketing materials relating to the Credit Facilities). The Arrangers (or their affiliates) will manage all aspects of the syndication (in consultation with you), including decisions as to the selection of potential Lenders reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate and the final allocations of the commitments among the Lenders, and the Arrangers will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the Credit Documents. Any agent or arranger titles (including co-agents) awarded to other Lenders will be determined by the Arrangers and be reasonably acceptable to you and shall not entail any role with respect to the matters referred to in this paragraph without the prior consent of the Arrangers and you. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities unless you and we shall otherwise agree. Each of the Commitment Parties acknowledges and agrees that its commitment is not conditioned upon a successful syndication.
          You understand that we intend to commence the separate syndication of each of the Credit Facilities promptly in syndications to be managed by the Arrangers, and you agree actively to assist us in achieving a timely syndication that is satisfactory to us. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of the Company on the one hand, and the proposed Lenders on the other hand, and the Company hosting, with the Arrangers, at least one meeting with prospective Lenders at such times and places as the Arrangers may reasonably request. You agree to use your commercially reasonable efforts to cause senior management, advisors and affiliates of the Acquired Business to be available for any such meeting or contact. You agree to, upon our request, (a) provide and use your commercially reasonable efforts to cause the Acquired Business and your and its advisors to provide, to us all information reasonably requested by us to successfully complete the syndication, including the information and projections (including updated projections) contemplated hereby, (b) assist and use your commercially reasonable efforts to cause your advisors to assist, and use your commercially reasonable efforts to have the Acquired Business assist, us in the preparation of a Confidential Information Memorandum and other marketing materials relating to the Credit Facilities (to be completed not later than 20 business days prior to the Closing Date to the extent reasonably practicable) which is in form and substance reasonably satisfactory to the Arrangers and suitable for use in a customary syndication of bank financing with all financial statements (both audited and unaudited, which shall be prepared in accordance with applicable Securities and Exchange Commission requirements), information and projections relating to the Company, the Acquired Business and their respective subsidiaries as deemed reasonably necessary to be included therein by the Arrangers, and to use commercially reasonable efforts to make available representatives of the Company and the Acquired Business for meetings with prospective Lenders, (c) use commercially reasonable efforts to obtain, at your expense, public ratings of each of the Credit Facilities and the Notes from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and to participate actively in the process of securing such ratings and (d) use commercially reasonable efforts to provide to the Investment Banks (not later than 20 business days prior to the Closing Date to the extent reasonably practicable) a printed preliminary Rule 144A confidential offering memorandum relating to the issuance of the Notes, which contains all financial statements and other data to be included therein (including all audited financial statements and all unaudited financial statements (each of which shall be prepared in accordance with applicable Securities and Exchange Commission requirements and shall have undergone a SAS 100 (or equivalent) review) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and substantially all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes except as may otherwise be agreed by the Investment Banks (and you will use commercially reasonable efforts to provide the Investment Banks not less than 20 business days to market the Notes prior to the Closing Date)). Notwithstanding the foregoing, (x) provision of the foregoing within such timeframes or prior to the Closing Date shall not be a condition to the Commitment Parties’ commitments hereunder and (y) your obligations with respect to the delivery of financial statements, and data derived therefrom, of the Acquired Business shall be limited to your using commercially reasonable efforts to facilitate the preparation by the Sellers of such financial statements and data. You also agree to use your commercially reasonable efforts to ensure that our syndication efforts benefit materially from the Acquired Business’s and your (and your affiliates’) existing lending relationships. To ensure an orderly and effective syndication of each Facility, you agree that, until the earlier of (i) termination of the syndication (as determined by the Arrangers) and (ii) the Closing Date, you will ensure that, other than such financing as has been disclosed to the Arrangers prior to the date hereof, no competing issue of debt securities, commercial bank facilities or other debt facilities of the Company or any of its subsidiaries is announced, offered, placed or arranged, without the prior written consent of the Arrangers (which consent shall be withheld only if the Arrangers reasonably determine that such announcement, offering, placement or arrangement would be reasonably likely to have a detrimental effect upon the syndication of the Credit Facilities or the marketing of the Notes).
          3. Fees. As consideration for our commitment hereunder and our agreement to arrange, manage, structure and syndicate the Credit Facilities, as applicable, you agree to pay to us the fees as set forth in the Fee Letter.
          4. Conditions. Each Commitment Party’s commitment hereunder is subject to the conditions set forth in the Term Sheets and in Annex I to this Commitment Letter. For purposes of this Commitment Letter and the Term Sheets, the “subsidiaries” of the Company shall, unless otherwise indicated, be deemed to include those that will become subsidiaries of the Company in connection with the Transactions. There shall be no conditions to each Commitment Party’s commitment hereunder except those set forth in the Term Sheets and in Annex I to this Commitment Letter.
          5. Information and Investigations. You hereby represent and covenant that (a) all information and data concerning the Company or its subsidiaries or affiliates (excluding financial projections and projected industry data) that have been or will be made available by you or any of your subsidiaries or affiliates, representatives or advisors to us or any Lender (whether prior to or on or after the date hereof) in connection with the Transactions or filed with the Securities and Exchange Commission and, to your knowledge, any such information and data provided concerning the Sellers or their subsidiaries, affiliates, representatives or advisors that have been or will be made available by you or the Sellers or any of your or their respective subsidiaries or affiliates, representatives or advisors to us or any Lender (the “Information”), does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, (b) all financial projections and projected industry data concerning the Company and its subsidiaries and the transactions contemplated hereby (the “Projections”) that have been made or will be prepared by or on behalf of you or any of your subsidiaries or officers (or by your representatives or advisors on your behalf) and that have been or will be made available to us or any Lender in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time provided. If you become aware that the foregoing representation is incorrect in any material respect, you agree to use commercially reasonable efforts to supplement the Information and the Projections from time to time until the Closing Date so that the representation and covenant in the preceding sentence remain correct in all material respects. In syndicating the Credit Facilities we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.
          You hereby acknowledge that (a) the Arrangers will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or its securities) (each, a “Public Lender”). You agree to assist us in preparing an additional version of the Confidential Information Memorandum to be used by Public Lenders that does not contain any material non-public information. It is understood that in connection with your assistance described above, authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company, its subsidiaries or its securities. You agree to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”. You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you promptly notify us otherwise): (a) drafts and final definitive documentation with respect to the Credit Facilities; (b) administrative materials prepared by the Agents for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms of the Credit Facilities.
          6. Indemnification. You agree (i) to indemnify and hold harmless each Commitment Party and each of the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons (each Commitment Party and each such other person being an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and related reasonable out-of-pocket costs and expenses, joint or several, to which any Indemnified Party becomes subject under any applicable law, or otherwise, in each case, related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction and the performance by any Indemnified Party of the services contemplated hereby and will reimburse each Indemnified Party for any and all reasonable out-of-pocket expenses (including reasonable fees and expenses of a single counsel; provided that reasonable fees and expenses of additional counsel shall be reimbursed in the event of conflict or a need for local and/or regulatory counsel) promptly following written demand in connection with the investigation of, preparation for or defense of, or appearance as a witness in, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Sellers, your or their security holders or affiliates or other persons (other than you) and whether or not any of the Transactions are consummated or this Commitment Letter is terminated, except to the extent determined by a final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees, affiliates, agents or controlling persons and (ii) not to assert any claim against any Indemnified Party for consequential, indirect, special, punitive or exemplary damages on any theory of liability in connection in any way with the Transactions or this Commitment Letter. No Indemnified Party shall be liable to you for any damages arising from the unauthorized use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Credit Documents or the transactions contemplated hereby or thereby, except to the extent determined by a final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees, affiliates, agents or controlling persons.
          You agree that, without our prior written consent (not to be unreasonably withheld), neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (if an Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance reasonably satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
          7. Expenses. In the event you execute a definitive Acquisition Agreement with the Sellers, except as otherwise contemplated in the Engagement Letter, you agree to reimburse us and our affiliates for our and their reasonable out-of-pocket expenses on the

Closing Date or, if the Closing Date does not occur, within 15 days after the termination of our commitments hereunder (including, without limitation, all reasonable due diligence investigation expenses, Syndtrak or IntraLinks expenses, fees of consultants engaged with your consent (not to be unreasonably withheld), syndication expenses (including printing, distribution, and bank meetings), appraisal and valuation fees and expenses, travel expenses, duplication fees and expenses, search fees and the reasonable fees, disbursements and other charges of a single counsel (provided that the reasonable fees, disbursements and other charges of additional counsel shall be reimbursed in the event of a need for local and/or regulatory counsel) and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver by the Commitment Parties or modification requested by the Company, collection and enforcement of this Commitment Letter, the Term Sheets, the Fee Letter and the Credit Documents in connection therewith and whether or not such fees and expenses are incurred before or after the date hereof or any loan documentation is entered into or the Transactions are consummated or any extensions of credit are made under the Credit Facilities or this Commitment Letter is terminated or expires. We agree, that upon request but not more frequently than monthly, we will provide estimates of expenses incurred subject to this Section 7.
          8. Confidentiality. This Commitment Letter, the Term Sheets, the contents of any of the foregoing and our and/or our affiliates’ activities pursuant hereto or thereto are confidential and shall not be disclosed by or on behalf of you or any of your affiliates to any person without our prior written consent, except that you may disclose (i) this Commitment Letter, the Term Sheets and the Fee Letter to your affiliates and your and their respective officers, directors, employees, accountants, attorneys and advisors on a confidential need-to-know basis, (ii) this Commitment Letter, the Term Sheets and a redacted version of the Fee Letter (with fees and other information reasonably requested by us omitted) on a confidential basis to the Sellers and their officers, directors, employees, accountants, attorneys and advisors in connection with the Transactions, (iii) this Commitment Letter, the Term Sheets and the Fee Letter to the extent required in any Securities and Exchange Commission and other regulatory filings, (iv) this Commitment Letter, the Term Sheets and the Fee Letter upon the request of any regulatory authority having jurisdiction over you, (v) this Commitment Letter and the Term Sheets to rating agencies and (vi) this Commitment Letter, the Term Sheets and the Fee Letter, to the extent required by applicable law, compulsory legal process or rules of any securities exchange; provided, however, that in the event of any such compulsory legal process you agree to give us prompt notice thereof (to the extent permitted thereby). Except as set forth below, you agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to any of us or any of our affiliates in connection with the Credit Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release.

          Each Commitment Party agrees on behalf of itself and each of their affiliates to use all non-public information provided to it or them by or on behalf of the Company, it subsidiaries or the Acquired Business solely for the purpose of providing the services which are the subject of this letter agreement and to treat confidentially such information in accordance with its or their customary practices. Notwithstanding the foregoing, you further agree that we and our affiliates may share information concerning you and your affiliates among ourselves solely in connection with the performance of our services hereunder and the evaluation and consummation of the transactions contemplated hereby; provided, however, that nothing herein shall prevent any Commitment Party or its affiliates from disclosing any such information (i) subject to confidentiality agreements reasonably satisfactory to you, to Lenders, potential lenders or participants in connection with the syndication of the Credit Facilities, (ii) on a confidential basis, to any rating agency, (iii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding (including to establish a due diligence defense) or as otherwise required by applicable law or compulsory legal process; provided, however, that in the event of any such compulsory legal process the applicable Commitment Party agrees to give you prompt notice thereof (to the extent permitted thereby), (iv) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (v) to the extent that such information was or becomes publicly available other than by reason of disclosure by any Commitment Party or any of its affiliates in violation of this agreement or was or becomes available to such Commitment Party or any of its affiliates from a source which is not known by such Commitment Party to be subject to a confidentiality obligation to you (including information that is independently developed by any Commitment Party) or (vi) on a confidential basis, to the affiliates of such Commitment Party and its and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions or any other services provided by such Commitment Party or any of its affiliates to you and your subsidiaries and affiliates; provided such persons have agreed to maintain the confidentiality of such information.
          9. Termination. Each Commitment Party’s commitment hereunder shall terminate in its entirety (A) on the date that is 270 days after the date the Acquisition Agreement is notarized or (B) on the date of execution and delivery of the Credit Documents by the Company and the Lenders. Notwithstanding the foregoing, the provisions of Sections 2, 6, 7, 8, 10 and 11 hereof shall survive any termination pursuant to this Section 9; provided, however, that such provisions hereof relating to indemnity and the payment of expenses shall be superseded by the provisions of the Credit Documents upon the effectiveness thereof.
          10. Assignment; No Fiduciary Duty, etc. This Commitment Letter and our commitment hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit any of us (in our sole discretion) from performing any of our duties hereunder through any of our respective affiliates, and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate; provided, further, that no such assignment shall release any of us from our respective obligations to perform such duties and to fund our respective commitments hereunder until such time as the Credit Facilities are funded by the related assignee in accordance with the terms hereof. This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.
          In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) each transaction contemplated by this Commitment Letter is an arm’s-length commercial transaction, between the Company, on the one hand, and the Commitment Parties, on the other hand, (ii) in connection with each such transaction and the process leading thereto each Commitment Party will act solely as a principal and not as agent or fiduciary of the Company or any of its stockholders, affiliates, creditors, employees or any other party, (iii) no Commitment Party will assume an advisory or fiduciary responsibility in favor of the Company or any of its affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Commitment Party has advised or is currently advising the Company on other matters) and no Commitment Party will have any obligation to the Company or any of its affiliates with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (iv) each Commitment Party may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its affiliates, and (v) no Commitment Party has provided or will provide and legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Company has consulted and will consult its own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Commitment Letter reflect an arm’s-length commercial transaction between you, on the one hand, and the Commitment Parties, on the other hand. You agree not to assert any claims that you may have against any Commitment Party based on any breach or alleged breach of fiduciary duty.
          11. Governing Law; Waiver of Jury Trial. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions or the other transactions contemplated hereby, or the performance by us or any of our affiliates of the services contemplated hereby.
          12. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheets shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheets and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart.
          13. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Lenders may be required to obtain, verify and record information that identifies each borrower and the other obligors under the Credit Facilities, which information includes the name, address and tax identification number and other information regarding them that will allow such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders.
          14. Public Announcements; Notices. Without your consent (not to be unreasonably withheld), we may not publicly announce the capacities in which we or our affiliates have acted hereunder (except for public announcements required by applicable law or compulsory legal process; provided, however, that in the event of any such compulsory legal process we agree to give you prompt notice thereof (to the extent permitted thereby)). Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) you, at your address set forth on page one hereof, Attention: Edward J. Borkowski, Chief Financial Officer, with a copy to Mark I. Greene, Esq., at Cravath Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019; and (ii) the Commitment Parties, (x) Merrill Lynch, at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10080, Attention: Sarang Gadkari, (y) Citigroup, at 388 Greenwich Street, New York, New York 10013, Attention: John Peruzzi and (z) GSCP, 85 Broad Street, New York, New York 10004, Attention: Christina Minnis, in each case, with a copy to Jonathan Schaffzin, Esq., at Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005.
          Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to the Commitment Parties the duplicate copy of this letter and the Fee Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 5:00 p.m., New York City time, on June 15, 2007, our commitment hereunder will expire at such time.
(Signature Page Follows)

          We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

MERRILL LYNCH CAPITAL CORPORATION

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:

Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:

Name:
Title:
Accepted and agreed to as of
the date first written above:
MYLAN LABORATORIES INC.

By:
Name: Title:

Annex I
Project Genius
Summary of Additional Conditions Precedent
          Each Commitment Party’s commitment in respect of the Credit Facilities and the initial borrowing under each of the Credit Facilities shall be subject to the following conditions precedent:
          1. The Acquisition shall be consummated substantially concurrently with the initial funding of the Facilities in all material respects in accordance with the terms of the Acquisition Agreement without waiver or amendment of any material provisions thereof (other than such waivers or amendments as are not, taken as a whole, materially adverse to the Lenders) unless consented to by the Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed.
          2. With respect to (A) the Senior Credit Facilities, simultaneously with the making of the initial loans thereunder, the Notes Offerings and/or drawdowns of the Interim Loan shall be consummated for gross proceeds of not less than $2,850,000,000, on terms and conditions and pursuant to documentation consistent in all material respects with the Commitment Letter and (B) the Interim Loan, the Company shall have entered into the Senior Credit Facilities with Merrill Lynch providing for a commitments in the US dollar equivalent of $4,850,000,000 under the Senior Credit Facilities, on terms and conditions and pursuant to documentation consistent in all material respects with the Commitment Letter.
          3. The Company shall have executed and delivered the Engagement Letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Commitment Parties.
          4. The Company and its subsidiaries shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than the Loans, the Notes or the Interim Loan and the Indebtedness to Remain Outstanding (and the Credit Facilities shall provide that, to the extent any Acquired Business Indebtedness that constitutes Financial Debt (as defined in the Acquisition Agreement) is to remain outstanding following the Closing Date, the Company shall, in an aggregate amount equal to the aggregate principal amount of such Acquired Business Indebtedness to remain outstanding, (i) reduce the aggregate principal amount of the Interim Loan borrowed on the Closing Date and/or (ii) within 60 days following the Closing Date, prepay such Acquired Business Indebtedness or a portion of the Interim Loan); provided, however, that if any Acquired Business Indebtedness that constitutes Financial Debt (as defined in the Acquisition Agreement) to remain outstanding following the Closing Date is secured indebtedness, the Arrangers shall have the right to require that any such reduction or prepayment shall reduce the Term Loan Facilities rather than the Interim Loan.

          5. The delivery, on or prior to the Closing Date, of a certificate on behalf of the Company from the chief financial officer of the Company with respect to the solvency (on a consolidated basis) of the Company and its subsidiaries, taken as a whole, immediately after the consummation of the Transactions to occur on the Closing Date.
          6. The Credit Documents shall have been executed and delivered by each Credit Party in form and substance reasonably acceptable to the Commitment Parties. The Administrative Agent shall have received reasonably satisfactory borrowing certificates and other customary closing certificates and opinions and the Commitment Parties shall have received all documentation and other information which the Commitment Parties are required to obtain under the PATRIOT Act and with respect to any foreign borrowers under the Credit Facilities, similar “know your customer” requirements applicable under the laws of the jurisdiction of such foreign borrowers. Except as set forth below, all representations and warranties of the Company and its subsidiaries set forth in the Credit Documents shall be true and correct in all material respects (other than any representations and warranties qualified by materiality standards), no bankruptcy default or bankruptcy event of default under the Credit Documents shall have occurred and be continuing and the Administrative Agent, for the benefit of the applicable secured parties under the Credit Documents, shall have a valid security interests in the assets or equity interests, as the case may be, described under “—Security” in the Senior Term Sheet. Notwithstanding anything in the Commitment Letter, the Term Sheets, the Fee Letter, the Credit Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (i) the only representations relating to the Company, the Acquired Business, their subsidiaries and their businesses the making of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (A) such of the representations relating to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documents shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any guarantee or collateral referred to in the Term Sheets under “Guarantors” and “Security” is not provided on the Closing Date (other than the pledge and perfection of assets with respect to which a lien may be perfected by delivery (for stock of domestic subsidiaries only) of stock certificates or the filing of financing statements under the Uniform Commercial Code) after the Company’s use of commercially reasonable efforts to do so (including as a result of the need to complete any “white wash” procedures prior to providing such guarantees or collateral), the delivery of such guarantee and/or collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of the Company and its subsidiaries set forth in the Term Sheets relating to due authorization of the Credit Documents, corporate power and authority and the enforceability of the Credit Documents, in each case as they relate to the entering into and performance of the Credit Documents, Federal Reserve margin regulations and the Investment Company Act.

CONFIDENTIAL	EXHIBIT A
SENIOR CREDIT FACILITIES
SUMMARY OF TERMS AND CONDITIONS a

Borrower:	With respect to the US Term Loan Facility and the Revolving Facility, Mylan Laboratories Inc. (“US Borrower”). With respect to the Euro Term Loan, a European subsidiary of the US Borrower to be mutually agreed (the “Euro Borrower” and, together with the US Borrower, the “Borrowers”). If requested by the US Borrower, one or more additional borrowers (including non-U.S. borrowers) may be added on terms and conditions to be mutually agreed between the US Borrower and the Lead Arrangers.

Joint Lead Arrangers and Bookrunners:	Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (the “Lead Arrangers”).

Administrative Agent:	A financial institution to be agreed by the US Borrower and Merrill Lynch (the “Administrative Agent”).

Syndication Agent:	Merrill Lynch Capital Corporation (or one of its affiliates).

Lenders:	Merrill Lynch Capital Corporation (or one of its affiliates), Citigroup, Goldman Sachs Credit Partners L.P. and a syndicate of financial institutions (the “Lenders”) arranged by the Lead Arrangers and reasonably acceptable to the US Borrower.

[a]	Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the “Commitment Letter”).
[SENIOR CREDIT FACILITIES]

Credit Facilities:	Senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of up to $4,850.0 million, such Credit Facilities comprising:
(A) Term Loan Facilities. Term loan facilities in an aggregate principal amount equal to the U.S. dollar equivalent of $4,100.0 million (the “Term Loan Facilities”) divided between (i) a senior secured tranche A term loan of $500.0 million in US Dollars (the “US Tranche A Term Loan Facility”), (ii) a senior secured tranche B term loan of $2,000.0 million in US Dollars (the “US Tranche B Term Loan Facility” and together with the US Tranche A Term Loan Facility, the “US Term Loan Facilities”) and (iii) a senior secured tranche B term loan in the U.S. dollar equivalent of $1,600.0 million in Euros (the “Euro Term Loan Facility” and together with the US Term Loan Facilities, the “Term Loan Facilities”).
(B) Revolving Facility. A revolving credit facility in an aggregate principal amount of $750.0 million in US Dollars (the “Revolving Facility”). Loans under the Revolving Facility are herein referred to as “Revolving Loans”; the Term Loans and the Revolving Loans are herein referred to collectively as “Loans”. An amount to be agreed shall be available to a European subsidiary of US Borrower under the Revolving Facility in Euros, Pounds Sterling and other currencies to be agreed, in which such case such amount shall be guaranteed by the Euro Guarantors on the same basis as the Euro Guarantees. An amount to be agreed of the Revolving Facility will be available as a letter of credit subfacility and as a swing line subfacility.

Incremental Facility:	The US Borrower shall be entitled to incur additional term loan commitments or increases in the amount of the commitments under the Revolving Facility (the “Incremental Commitments”) in an aggregate principal amount of up to $500,000,000 from Lenders or other financial institutions designated by the US Borrower and
[SENIOR CREDIT FACILITIES]

reasonably acceptable to the Administrative Agent; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) after giving effect to the borrowing in full under such Incremental Commitments, the US Borrower would be in pro forma compliance as of the most recently ended fiscal quarter for which financial statements are available with the financial covenant described under “—Financial Covenant” (as such covenant is in effect on the Closing Date and whether or not such covenant has been amended or waived), (iii) any Incremental Commitments that are revolving commitments shall be of the same class as the commitments under the Revolving Facility in effect on the Closing Date, (iv) the maturity date of any term loans pursuant to any Incremental Commitments shall be no earlier than the maturity date of the US Tranche B Term Loan Facility, (iv) the average life to maturity of any term loans pursuant to any Incremental Commitments shall be no shorter than the average life to maturity of the loans under the US Tranche B Term Loan Facility, (vi) in the case of term loans under any Incremental Commitments, the other terms and documentation in respect thereof, to the extent not materially consistent with the US Tranche B Term Loan Facility shall otherwise be reasonably satisfactory to the Administrative Agent. No existing Lender shall have any obligation to provide any Incremental Commitments.

Documentation:	Usual for facilities and transactions of this type and reasonably acceptable to Borrowers and the Lead Arrangers. The documentation for the Credit Facilities will include, among others, a credit agreement (based on the existing credit agreement of the US Borrower with modifications contemplated hereby and other modifications to be reasonably agreed for comparable financing transactions) (the “Credit Agreement”), guarantees and, to the extent required under “—Security” below, appropriate pledge, security interest, mortgage and other collateral documents (collectively, the “Credit Documents”). The US Borrower and the US Guarantors (as defined below under “Guarantors”) are herein referred to as the “US Credit Parties” and individually referred to as a “US Credit Party”.
[SENIOR CREDIT FACILITIES]

The Euro Borrower and the Euro Guarantors (as defined below under “—Guarantors”) are herein referred to as the “Euro Credit Parties” and individually referred to as a “Euro Credit Party”. The US Credit Parties and Euro Credit Parties are collectively referred to herein as the “Credit Parties” and individually referred to herein as a “Credit Party”.

Transactions:	As described in the Commitment Letter.

Availability/Purpose:	(A) Term Loan Facilities. The Term Loan Facilities will be available in single drawing on the Closing Date to finance the Acquisition and the Refinancing and to pay related fees and expenses. Loans under the Term Loan Facilities that are repaid or prepaid may not be reborrowed.

(B) Revolving Facility. The Revolving Facility will be available for working capital and general corporate purposes, including permitted acquisitions, on a fully revolving basis, subject to the terms and conditions set forth in the Credit Documents, in the form of revolving loans, swing line loans and letters of credit on and after the Closing Date until the date that is 6 years after the Closing Date (the “R/C Maturity Date”).

Guarantors:	Each of US Borrower’s direct and indirect wholly owned domestic subsidiaries existing on the Closing Date or thereafter created or acquired (subject to exceptions that may be agreed upon with respect to immaterial subsidiaries and excluding American Triumvirate Insurance Company and any domestic subsidiary that (i) serves solely as a holding company for foreign subsidiaries and (ii) has not incurred any third party indebtedness (other than guarantees of indebtedness of its subsidiaries) (any such subsidiary, a “Foreign Holding Company”)) shall unconditionally guarantee, on a joint and several basis, all obligations of the US Borrower and the Euro Borrower under the Credit Facilities and under each interest rate protection agreement and cash management arrangement entered into with a person that is or was a Lender or an affiliate of a Lender at the time such agreement or
[SENIOR CREDIT FACILITIES]

arrangement was entered into (“US Guarantors”, with their guarantees referred to herein as “US Guarantees”). Additionally, the US Borrower, each Foreign Holding Company and each of the Euro Borrower’s direct and indirect wholly owned subsidiaries formed under the laws of the jurisdiction of organization of the Euro Borrower and such other jurisdictions as may be mutually agreed, existing on the Closing Date or thereafter created or acquired (subject to exceptions that may be agreed upon with respect to immaterial subsidiaries), shall unconditionally guarantee, on a joint and several basis, all obligations of the Euro Borrower under the Credit Facilities (the “Euro Guarantors”, with their guarantees referred to as the “Euro Guarantees” and, together with the US Guarantees, the “Guarantees”), except to the extent a guaranty thereby could reasonably be expected to result in adverse tax consequences, is prohibited or limited by law, including financial assistance rules (subject to compliance with whitewash procedures), would result in a breach of the fiduciary duties of the directors of such subsidiary, could reasonably be expected to result in personal or criminal liability of any director or where the cost of complying with legal requirements to obtain such guarantee are, in the reasonable determination of the Lead Arrangers (in consultation with the US Borrower), excessive in relation to the value to be afforded thereby. Each US Guarantor and Euro Guarantor is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Guarantee”. The US Guarantors and Euro Guarantors are herein referred to collectively as the “Guarantors”.

Security:	The Credit Facilities, the US Guarantees, and cash management arrangements and the obligations of the US Borrower under each interest rate protection agreement entered into with a person that is or was a Lender or any affiliate of a Lender at the time such arrangement or agreement was entered into will be secured by (A) a perfected lien on, and pledge of, all of the capital stock of each of the direct subsidiaries of the US Credit Parties existing on the Closing Date or thereafter created or acquired (such pledge, to the extent securing any
[SENIOR CREDIT FACILITIES]

obligations in respect of the US Facilities, to be limited to 65% of the outstanding voting stock of (x) any “controlled foreign corporation” as defined in Section 956 of the Internal Revenue Code and (y) any Foreign Holding Company) and, (B) a perfected lien on, and security interest in, all of the tangible and intangible properties and assets (including all contract rights, material owned real property interests, patents, trademarks, trade names, equipment and proceeds of the foregoing) of each US Credit Party (collectively, the “US Collateral”). Additionally, the Euro Credit Facilities and the Euro Guarantees will be secured by (A) a perfected lien on, and pledge of, all of the capital stock of each of the direct subsidiaries of the Euro Credit Parties existing on the Closing Date or thereafter created or acquired and, (B) a perfected lien on, and security interest in, all of the tangible and intangible properties and assets (including all contract rights, material owned real property interests, patents, trademarks, trade names, equipment and proceeds of the foregoing) of each Euro Credit Party (collectively, the “Euro Collateral” and, together with the US Collateral, the “Collateral”). Notwithstanding the foregoing, the Euro Collateral will not include assets to the extent the granting of security over such assets is prohibited or limited by law, including financial assistance rules (subject to compliance with whitewash procedures), would result in a breach of the fiduciary duties of the directors of the applicable Euro Credit Party or could reasonably be expected to result in personal or criminal liability of any director. All such security interests will, to the extent required as provided above, be created pursuant to documentation reasonably satisfactory in all respects to the Lead Arrangers.

Notwithstanding anything to the contrary contained herein, the US Collateral and the Euro Collateral shall exclude the following: (i) all leasehold interests (to the extent that mortgages would be required), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims (except for certain commercial tort claims subject to the requirements of the creation and perfection of security interests covenant on after-acquired
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property), (iii) pledges and security interests prohibited or (to the extent) limited by law and certain agreements (including capital leases, purchase money indebtedness and licenses) (other than prohibitions overridden by the UCC), (iv) assets requiring perfection through control agreements, (v) assets to the extent the granting of security over such assets could reasonably be expected to result in adverse tax consequences as determined by the US Borrower, and (vi) those properties and assets as to which the Lead Arrangers reasonably determine that the costs of obtaining such security interest or perfection thereof are excessive in relation to the practical benefit to the Lenders of the security interest to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for certain customary exceptions to be agreed upon).

Termination of Commitments:	The commitments in respect of the Credit Facilities (including pursuant to the Commitment Letter) will terminate in their entirety on the date that is 270 days after the date the Acquisition Agreement is notarized if the initial funding under the Credit Facilities does not occur on or prior to such date.

Final Maturity:	(A) US Tranche A Term Loan Facility. The US Tranche A Term Loan Facility will mature on the sixth anniversary of the Closing Date.

(B) US Tranche B Term Loan Facility. The US Tranche A Term Loan Facility will mature on the seventh anniversary of the Closing Date.

(C) Euro Term Facility. The Euro Term Loan Facility will mature on the seventh anniversary of the Closing Date.

(B) Revolving Facility. The Revolving Facility will mature on the R/C Maturity Date.
[SENIOR CREDIT FACILITIES]

Amortization Schedule:	(A) US Tranche A Credit Facility

The US Tranche A Term Loan will amortize in quarterly installments in aggregate amounts for each year following the Closing Date in amounts to be mutually agreed.

(B) US Tranche B Credit Facility

The US Tranche B Credit Facility will amortize at a rate of 1.00% per annum on a quarterly basis (beginning with the first full fiscal quarter after the Closing Date) for the first six years and three quarters, respectively, after the Closing Date with the balance paid in full at maturity.

(C) Euro Tranche B Credit Facility

The Euro Tranche B Credit Facility will amortize at a rate of 1.00% per annum on a quarterly basis (beginning with the first full fiscal quarter after the Closing Date) for the first six years and three quarters, respectively, after the Closing Date with the balance paid in full at maturity.

Letters of Credit:	Letters of credit under the Revolving Facility (“Letters of Credit”) will be issued by a Lender to be agreed by the Lead Arrangers and the US Borrower (in such capacity, the “L/C Lender”). The issuance of all Letters of Credit shall be subject to the customary procedures of the L/C Lender.

No Letter of Credit shall, without the consent of the L/C Lender, have an expiration date after the earlier of (a) one year after the date of issuance and (b) the date that is five business days to the R/C Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether from its own funds or with the proceeds of the Revolving Facility) following receipt of notice of such drawing and any unreimbursed drawing shall be deemed a request for a Revolving Loan in the amount of
[SENIOR CREDIT FACILITIES]

such drawing. To the extent the Borrower does not so reimburse the L/C Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the L/C Lender on a pro rata basis.

Letter of Credit Fees:	Letter of Credit fees will be payable for the account of the Revolving Facility Lenders on the daily average undrawn face amount of each Letter of Credit at a rate per annum equal to the applicable margin for Revolving Loans that are LIBOR rate loans in effect at such time, which fees shall be paid quarterly in arrears. In addition, an issuing fee on the face amount of each Letter of Credit in an amount per annum to be agreed shall be payable to the L/C Lender for its own account, which fee shall also be payable quarterly in arrears.

Interest Rates and Fees:	Interest rates and fees in connection with the Credit Facilities will be as specified on Annex I attached hereto.

Default Rate:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to 2% in excess of the applicable interest rate (including applicable margin).

Mandatory Prepayments/Reductions in Commitments:	The Term Loan Facilities will be required to be prepaid on a pro rata basis with (a) commencing with the first full fiscal year following the Closing Date, an amount equal to (i) 50% of annual Excess Cash Flow (to be defined in a mutually satisfactory manner but to be based on free cash flow, adjusted to take into account, among other things, debt service, certain prepayments of debt, capital expenditures and permitted investments in a manner to be agreed), minus (ii) optional Term Loan prepayments (and Revolving Facility prepayments accompanied by permanent reductions in the Revolving Facility) during such fiscal year, provided that the foregoing percentage shall be reduced to (x) 25% upon achievement of a Leverage Ratio to be agreed and (y) zero upon achievement of a Leverage Ratio to be agreed, (b) 100% of the net cash proceeds (including condemnation and insurance proceeds) of asset sales and other asset dispositions outside of the
[SENIOR CREDIT FACILITIES]

ordinary course by the US Borrower or any of its subsidiaries (subject to baskets and exceptions to be agreed upon, including, without limitation, an exception for the sale of assets, including inventory, or property in the ordinary course of business, and subject to full rights of reinvestment within 12 months of receipt of net proceeds, provided that if such amounts are committed to be reinvested within such 12 month period, such reinvestment period shall extend for an additional 6 months); provided that no such prepayment shall be required if the US Borrower has a Leverage Ratio below a level to be agreed, and (c) 100% of the net cash proceeds of the issuance or incurrence of debt by the US Borrower or any of its subsidiaries (subject to baskets and exceptions to be agreed upon), including an exception for debt permitted by the Credit Facilities other than debt, if any, which can only be incurred to the extent the proceeds thereof are applied to prepay the Credit Facilities). The Credit Agreement will contain customary provisions designed to reduce the adverse tax consequences resulting from the repatriation of cash of foreign subsidiaries in connection with mandatory prepayments.

Each such mandatory prepayment will be applied to the scheduled amortization payments of the Term Loan Facilities in forward order for the unpaid quarterly amounts due in the next 24 months after such prepayment and thereafter ratably to the remaining scheduled amortization payments under each of the Term Loan Facilities.

Any Lender may elect not to accept any mandatory prepayments (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender (to the extent not accepted by other Lenders), subject to any prepayment requirements of the Notes and/or the Interim Loan, may be retained by the Borrowers.

Revolving Loans will be immediately prepaid to the extent that the aggregate extensions of credit under the Revolving Facility exceed the commitments then in effect under the Revolving Facility. To the extent that the amount to be
[SENIOR CREDIT FACILITIES]

applied to the repayment of the Revolving Loans exceeds the amount thereof then outstanding, Borrower shall cash collateralize outstanding Letters of Credit.

Voluntary Prepayments/Reductions in Commitments:	(A) Term Loan Facilities. Loans under any of the Term Loan Facilities may be prepaid at any time in whole or in part at the option of the US Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs (excluding any interest margin) related to prepayments not made on the last day of the relevant interest period). Voluntary prepayments of Loans under the Term Loan Facilities will be applied as directed by the US Borrower.

(B) Revolving Facility. The unutilized portion of the commitments under the Revolving Facility may be reduced and loans under the Revolving Facility may be repaid at any time, in each case, at the option of the US Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs (excluding any interest margin) related to prepayments not made on the last day of the relevant interest period).

Conditions to Effectiveness and to Initial Loans:	The effectiveness of the credit agreement and the making of the initial loans under the Credit Facilities shall be subject to the conditions precedent set forth on Annex I to the Commitment Letter.

Conditions to All Extensions of Credit:	Each extension of credit under the Credit Facilities (other than extensions on the Closing Date) will be subject to the following conditions, subject to the Clean-up Period (as defined below):
(i) absence of any continuing Default or Event of Default (to be defined), and (ii) continued accuracy of representations and warranties in all material respects (which materiality exception will not apply to
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representations and warranties qualified by materiality standards).

Representations and Warranties:	Customary for facilities similar to the Credit Facilities (and applying to the US Borrower and its subsidiaries) to consist of the following representations and warranties: organization; powers; subsidiaries; authorization; enforceability; governmental approvals; no conflicts; financial statements and financial condition; no material adverse change; properties; litigation and environmental matters; labor matters; solvency of the US Borrower and its subsidiaries, taken as a whole, on the Closing Date; intellectual property; compliance with laws and agreements; disclosure; margin regulations; and investment company status.

Affirmative Covenants:	The definitive documentation for the Credit Facilities shall contain the following affirmative covenants (in each case applicable to the US Borrower and its subsidiaries, as appropriate and subject to customary materiality thresholds and exceptions to be mutually agreed): financial statements of the US Borrower and other information; notices of material events; existence; conduct of business; payment of obligations; maintenance of properties; insurance; books and records; inspection rights; compliance with laws; compliance with agreements; use of proceeds and letters of credit; subsidiary guarantees; additional collateral; and further assurances.

Negative Covenants:	The definitive documentation for the Credit Facilities shall contain the following negative covenants (applying to the US Borrower and its subsidiaries, as applicable) (all such covenants to be subject to customary baskets and exceptions to be agreed upon): limitation on indebtedness (exceptions to include an incurrence-based debt basket based on compliance with a financial ratio); limitation on liens; limitation on restricted payments; limitation on investments; limitation on prepayments of specified indebtedness (with exceptions to be agreed); limitations on transactions with affiliates; limitation on changes in fiscal year; limitation on restrictions on distributions from
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subsidiaries; and limitation on mergers and certain asset sales.

Financial Covenant:	For the benefit of Lenders under the Revolving Facility, the Revolving Facility will require that at any time following the end of the first full fiscal quarter after the Closing Date any loans and/or letters of credit in an aggregate amount of at least $100,000,000 are outstanding under the Revolving Facility, the Borrower shall maintain a maximum ratio of total debt to trailing four quarter adjusted EBITDA to be agreed. The financial covenant contemplated above will be tested on a quarterly basis when loans and/or letters of credit in an aggregate amount of at least $100,000,000 are outstanding under the Revolving Facility (and on a pro forma basis as of the end of the prior fiscal quarter for any extension of credit under the Revolving Facility which would result in at least $100,000,000 outstanding under the Revolving Facility to the extent such financial covenant was not applicable as of the end of the most recently ended quarter prior to such credit extension) and will apply to Borrower and its subsidiaries on a consolidated basis.

Events of Default:	The definitive documentation for the Credit Facilities shall contain the following events of default (in each case applicable to the US Borrower and its subsidiaries, subject to materiality thresholds, baskets, exceptions and customary grace periods to be agreed upon): nonpayment of principal, interest or fees; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of affirmative covenants, to a grace period of 30 days after notice by the Administrative Agent and subject to a grace period to be agreed with respect to the Term Loan Facilities in the case of a default under the financial covenant described above); cross-default to other indebtedness in an amount to be agreed; bankruptcy events; unsatisfied judgment; invalidity or repudiation of any guarantees or security document with respect to a material portion of the collateral; certain ERISA events; and change of control.
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Clean-up Period:	During the period expiring 90 days following the Closing Date (the “Clean-up Period”), any matter or circumstance that exists in respect of the Acquired Business and its subsidiaries (collectively, the “Target Group”) that would otherwise constitute a breach of a representation or warranty or covenant or constitute a default or event of default under the definitive documentation for the Credit Facilities and which:

(A) is capable of being cured within the Clean-up Period (and, if any Borrower or any member of the Target Group is aware of the relevant circumstances at the time, reasonable efforts are being used to cure the same);

(B) has not been procured or approved by the US Borrower;

(C) does not constitute a bankruptcy default or bankruptcy event of default; and

(D) has not resulted in a Material Adverse Change (as defined in the Credit Agreement);

shall be deemed not to give rise to such a breach and will not operate as a failure of a condition to the availability of borrowings under the Credit Facilities (and notwithstanding the occurrence of such matter or circumstance, the Lenders shall be required to make extensions of credit available to the Borrowers if all other conditions precedent to such extensions of credit have been satisfied or waived in accordance with the definitive documentation for the Credit Facilities) unless it continues to exist on the date that is 90 days following the Closing Date; provided that if any such matters or circumstances are continuing at the end of such period, there shall be a breach of the applicable representation or warranty or covenant or default or event of default, as the case may be.

Yield Protection and Increased Costs:	Customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in
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reserve, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (subject in each case to limitations on time periods for claims and a right of the Borrowers to replace any Lender making such a claim) and (ii) indemnifying the Lenders for breakage costs (excluding interest margin) in connection with, among other things, prepayment of LIBOR Rate borrowing other than on the last day of an interest period.

Assignments and Participations:	Each assignment (unless to another Lender or its affiliates shall be in a minimum amount of the US dollar equivalent of $1,000,000 (or, in the case of an assignment under the Revolving Facility, $5,000,000) (unless the US Borrower and the Administrative Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to $0). Assignments (which may be non-pro rata among loans and commitments) of the Loans or commitments shall require the US Borrower’s and the Administrative Agent’s consent (such consents not to be unreasonably withheld, delayed or conditioned), except that (i) no such consent of the US Borrower or the Administrative Agent need be obtained to effect an assignment to any Lender (or its affiliates or approved funds) except with respect to the consent of the Administrative Agent for assignments under the Revolving Credit Facility and (ii) no consent by the US Borrower will be required if a payment or bankruptcy event of default has occurred and is continuing. Participations shall be permitted without restriction. Voting rights and benefits of participants will be subject to customary limitations.

Amendments:	Lenders having a majority of the outstanding credit exposure and available commitments (the “Required Lenders”), subject to amendments of certain customary provisions of the Credit Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure and available commitments (it being understood that any required approval for purposes of releasing less than all or substantially all of the Guarantors or the Collateral will only require the consent of the Required Lenders). Any amendment or waiver of the
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financial covenant described above shall only require the consent of lenders with a majority of the commitments under the Revolving Facility.

The Credit Facilities shall contain customary provisions permitting the Borrowers to replace non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Credit Facilities shall have consented thereto.

Expenses and Indemnification:	In addition to those reasonable out-of-pocket expenses reimbursable under the Commitment Letter, all reasonable out-of-pocket expenses of the Lead Arrangers and the Administrative Agent (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) requested by the US Borrower of, and the enforcement (as against the Credit Parties) of, any Credit Document (including reasonable fees, disbursements and other charges of a single counsel for the Administrative Agent; provided that reasonable fees, disbursements and other charges of additional counsel shall be reimbursed in the event of a need for local and/or regulatory counsel) are to be paid by the Credit Parties.
The Credit Parties will indemnify each of the Lead Arrangers, the Administrative Agent and the other Lenders and hold them harmless from and against all liabilities and related reasonable out-of-pocket costs and expenses (including reasonable fees, disbursements and other charges of a single counsel; provided that additional counsel may be retained in the event of conflict or a need for local counsel) arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arrangers, the Administrative Agent or any such other Lender is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent determined by a final judgment of a court of competent
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jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such person or its officers, directors, employees, affiliates, agents or controlling persons.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Credit Documents will waive the right to trial by jury.

Special Counsel for Lead Arrangers:	Cahill Gordon & Reindel llp (including local counsel as selected by the Lead Arrangers).
[SENIOR CREDIT FACILITIES]

ANNEX I

Interest Rates and Fees:	Interest on the loans under the Credit Facilities will accrue at a rate based on, except in the case of loans under the Euro Term Loan Facility, the ABR plus the Applicable Margin or, except in the case of swingline loans, LIBOR plus the Applicable Margin. The “Applicable Margin” shall mean (i) if the US Borrower shall have delivered the Required Target Financials and the Credit Facilities shall have received ratings from Moody’s and S&P, and the US Borrower’s corporate credit rating is at least B1 from Moody’s and B+ from S&P (x) 2.00% in the case of LIBOR loans and (y) 1.00% in the case of ABR loans, (ii) if the US Borrower shall have delivered the Required Target Financials and the Credit Facilities shall have received ratings from Moody’s and S&P, and clause (i) does not apply but the US Borrower’s corporate credit rating is at least B2 from Moody’s and B from S&P (x) 2.25% in the case of LIBOR loans and (y) 1.25% in the case of ABR loans and (iii) if neither clause (i) nor clause (ii) applies, 2.75% in the case of LIBOR loans and (y) 1.75% in the case of ABR loans; provided, that, from and after the date of delivery of (x) financial statements of the US Borrower for the first full fiscal quarter ending after the Closing Date and (y) all audited and unaudited financial statements of the Acquired Business that the US Borrower is required to file with the SEC pursuant to Item 9.01 of Form 8-K (the “Required Target Financials”), Applicable Margins under the Revolving Facility and the US Tranche A Term Loan Facility will be based on a grid to be negotiated based on the US Borrower’s total leverage ratio.

“ABR” means the higher of (i) the corporate base rate of interest announced by the Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, and (ii) the Federal Funds Rate plus 0.50% per annum. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“LIBOR” means the rate determined by the Administrative Agent to be available to the Lenders in the London
[SENIOR CREDIT FACILITIES]

interbank market for deposits in the applicable currency in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR loan (as such rate appears on, in the case of dollars, page 3750 of the Dow Jones Market Service and, in the case of Euro, page 248 of the Telerate screen (or any successor screen)), as adjusted for maximum statutory reserves and mandatory costs.

Borrower may select interest periods of one, two, three or six months for LIBOR borrowings (or, if agreed to by all applicable Lenders, nine or twelve months). Interest will be payable in arrears (i) in the case of ABR loans, at the end of each quarter and (ii) in the case of LIBOR loans, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (x) in the case of LIBOR loans, a 360-day year, and (y) in the case of ABR loans, a 365- or 366-day year, as the case may be.

Commitment fees accrue on the undrawn amount of the Revolving Facility (without giving effect to any swingline loans), commencing on the Closing Date. The commitment fee in respect of the Revolving Facility will be 0.50% per annum; provided, that, from and after the date of delivery of (x) financial statements of the US Borrower for the first full fiscal quarter ending after the Closing Date and (y) the Required Target Financials, commitment fees under the Revolving Facility will be based on a grid to be negotiated based on the US Borrower’s total leverage ratio.

All commitment fees will be payable in arrears at the end of each quarter and upon any termination of any commitment, in each case for the actual number of days elapsed over a 360-day year.
[SENIOR CREDIT FACILITIES]

CONFIDENTIAL	EXHIBIT B
INTERIM LOAN
SUMMARY OF TERMS AND CONDITIONS*

Borrower:	Mylan Laboratories, Inc. (“Borrower”).

Joint Lead Arrangers:	Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (the “Lead Arrangers”).

Administrative Agent:	A Lender or other financial institution to be agreed between the Borrower and Merrill Lynch (the “Administrative Agent”).

Lenders:	Merrill Lynch Capital Corporation (or one of its affiliates), Citigroup, GSCP and a syndicate of financial institutions (the “Lenders”) arranged by the Lead Arrangers and reasonably acceptable to Borrower.

Interim Loan:	Senior Interim Loan (the “Interim Loan”).

Principal Amount:	$2,850.0 million.

Documentation:	Usual for facilities and transactions of this type and reasonably acceptable to Borrower and the Lead Arrangers. The documentation for the Interim Loan will include, among others, a credit agreement (the “Interim Loan Agreement”), guarantees and other appropriate documents (collectively, the “Interim Loan Documents”), which shall be reasonably consistent with the documentation for the Senior Credit Facilities, except as to economic terms, provisions pertaining to security and other provisions relating to terms which are different as contemplated herein.

Transactions:	As described in the Commitment Letter.

*	Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the “Commitment Letter”).
[INTERIM LOAN]

Use of Proceeds:	Together with proceeds derived from the Senior Credit Facilities, to finance the Acquisition and the Refinancing and to pay the fees and expenses related to the Transactions.

Termination of Commitments:	The commitment in respect of the Interim Loan (including pursuant to the Commitment Letter) will automatically and permanently terminate on the date that is 270 days after the date the Acquisition Agreement is notarized. In addition, the commitments in respect of the Interim Loan will automatically and permanently terminate on the date of the consummation of the Acquisition to the extent not drawn down on such date.

Maturity:	The Interim Loan will mature on the date (the “Initial Maturity Date”) that is twelve months after the initial funding date (the “Funding”). Upon the satisfaction of the terms and conditions described under “Exchange Feature; Rollover Securities and Rollover Loans”, the Interim Loan will be exchanged for, at the option of each Lender, either (i) unsecured senior debt securities (“Rollover Securities”), evidenced by an indenture in a form attached to the Interim Loan Agreement and maturing on the ninth anniversary of the Initial Maturity Date, or (ii) unsecured senior loans maturing on the ninth anniversary of the Initial Maturity Date (the “Rollover Loans”), evidenced by the Interim Loan Agreement.

Interest Rate:	(A) Interim Loan. The Interim Loan will bear interest at a rate per annum expressed as a basis point spread over 3 month LIBOR:

From the	To the
Beginning	End of
of Month	Month	Spread
1	6	450 bps
7	9	500 bps
10	12	550 bps

Notwithstanding the foregoing, in no event will the interest rate (without giving effect to default interest) be greater than 11.25% per annum (the “Interest Cap”).
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To the extent that LIBOR cannot be determined or any Lender is unable to maintain a LIBOR loan, the Interim Loan shall bear interest at a rate per annum equal to the higher of (x) the Federal Funds Rate plus 0.50% per annum or (y) the Prime Rate (as determined by the Administrative Agent), plus in each case the spread as indicated above (minus 100 bps).

(B) Rollover Securities and Rollover Loans. The Rollover Loans and Rollover Securities (other than Fixed Rate Rollover Securities) will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate per annum payable on the Rollover Loans and any Rollover Securities shall not exceed the Interest Cap set forth above with respect to the Interim Loan.

“Exchange Spread” means 0 basis points during the three-month period commencing on the Initial Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.

“Initial Rate” shall be determined on the Initial Maturity Date and shall equal the interest rate borne by the Interim Loan on the day immediately preceding the Initial Maturity Date plus 50 basis points.

Default Rate:	All overdue amounts shall bear interest at a rate per annum equal to 2% in excess of the applicable interest rate (including applicable margin).

Interest Payment Dates:	(A) Interim Loan. Quarterly, in arrears.

(B) Rollover Securities and Rollover Loans. Quarterly, in arrears (or semi-annually in arrears in the case of Fixed Rate Rollover Securities).

Security:	None (including in respect of the Rollover Securities and Rollover Loans).

Guarantee:	The Interim Loan will be guaranteed on an unsecured senior basis by each US subsidiary of Borrower that guarantees the Senior Credit Facilities. Each guarantee of the
[INTERIM LOAN]

Interim Loan shall be automatically released upon release of the corresponding guarantee under the Senior Credit Facilities.

Ranking:	The Interim Loan (and the Rollover Securities and Rollover Loans) will be an unsecured senior obligation of Borrower ranking pari passu with other senior indebtedness of Borrower.

Optional Prepayment:	The Interim Loan (and Rollover Loans) will be prepayable at par at any time at Borrower’s option, in whole or in part, plus accrued and unpaid interest. Breakage costs (excluding interest margin), if any, will be paid by Borrower.

Mandatory Prepayment:	To the extent not prohibited by the Senior Credit Facilities, upon the receipt by Borrower or any of its subsidiaries of the net cash proceeds from (i) the issuance of any debt (other than under the Senior Credit Facilities and subject to exceptions and baskets to be negotiated); (ii) any sale for cash of capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock (subject to baskets and exceptions to be agreed upon, including, without limitation, an exception for the sale of equity in connection with incentive compensation plans and issuances in connection with acquisitions); and (iii) insurance proceeds or asset sales and other asset dispositions (to the extent such proceeds are not applied to the Senior Credit Facilities and subject to baskets and exceptions to be agreed upon, including, without limitation, an exception for the sale of assets, including inventory, or property in the ordinary course of business, and subject to full rights of reinvestment within 12 months of receipt of net proceeds, provided that if such amounts are committed to be reinvested within such 12 month period, such reinvestment period shall extend for an additional 6 months), Borrower will prepay the Interim Loan in an amount equal to such net proceeds at par, together with accrued interest thereon. Breakage costs (excluding interest margin), if any, will be paid by Borrower.
[INTERIM LOAN]

Change of Control:	Upon the occurrence of a Change of Control (to be defined), Borrower will be required to offer to prepay the entire aggregate principal amount of the Interim Loan or Rollover Securities and Rollover Loans, as the case may be, in cash for a purchase price equal to 100% of the principal amount thereof (101% in the case of Fixed Rate Rollover Securities), plus accrued and unpaid interest.

Exchange Feature; Rollover Securities and Rollover Loans:	On the Initial Maturity Date, unless Borrower is in bankruptcy, each Lender (and participant) shall have its interest in the Interim Loan automatically exchanged for, at the option of each Lender, either Rollover Securities or Rollover Loans, and each Lender may at any time exchange its Rollover Loans for Rollover Securities. The Rollover Securities (including the Fixed Rate Rollover Securities) and the Rollover Loans will be (i) mandatorily redeemable or repayable (as applicable) from proceeds of certain asset sales on the basis applicable to the Interim Loan, except that, in lieu of mandatory prepayments, Borrower shall be required to make mandatory offers to purchase such Rollover Securities or Rollover Loans and (ii) optionally redeemable or repayable (as applicable) at par plus accrued and unpaid interest, subject to the provisions relating to Fixed Rate Rollover Securities. All mandatory offers to repurchase shall be made pro rata between the Rollover Securities (including Fixed Rate Rollover Securities) and the Rollover Loans, and all optional redemptions and repayments shall be made pro rata between the Rollover Securities (other than Fixed Rate Rollover Securities) and the Rollover Loans and shall be accompanied by either (x) a pro rata redemption of Fixed Rate Rollover Securities at the premium then applicable thereto or (y) a pro rata offer to repurchase Fixed Rate Rollover Securities.

The Rollover Securities will contain customary defeasance provisions.

Breakage costs (excluding interest margin), if any, will be paid by Borrower (except in the case of Fixed Rate Rollover Securities).
[INTERIM LOAN]

No Rollover Securities will be issued until the Borrower receives requests to issue at least an aggregate of $75.0 million of Rollover Securities.

The Rollover Securities (including any Fixed Rate Rollover Securities) will be evidenced by an indenture in form for qualification under the Trust Indenture Act and will otherwise contain provisions customary for public debt securities, but shall in no event be more restrictive than those contained in the preliminary offering memorandum or private placement memorandum used to market the Senior Notes prior to the Closing Date, and the Rollover Loans will be evidenced by the Interim Loan Agreement. The holders of the Rollover Securities will be entitled to exchange offer and other registration rights to permit resale by the holders of Rollover Securities without restriction under applicable securities laws no less favorable to holders than those customarily applicable to an offering pursuant to Rule 144A.

Fixed Rate Rollover Securities:	Each holder of Rollover Loans or Rollover Securities shall have the right, upon a sale to a third party to fix the interest rate on such Rollover Security or to exchange such Rollover Loan for a fixed rate Rollover Security (each a “Fixed Rate Rollover Security”) at a rate not higher than the then applicable rate of interest.

No Fixed Rate Rollover Securities will be issued until the Borrower receives requests to issue at least an aggregate of $75.0 million of Fixed Rate Rollover Securities.

Each Fixed Rate Rollover Security will be non-callable for five years from the Closing Date (subject to 35% clawback provisions with the proceeds of customary equity offerings at par plus accrued interest plus a premium equal to the coupon) and will be callable thereafter at par plus accrued interest plus a premium equal to one-half the coupon in effect on the date of sale of the Fixed Rate Rollover Securities, which premium shall decline ratably on each anniversary of the Initial Maturity Date to zero two years before the maturity of the Fixed Rate Rollover Securities; provided, however, that any Fixed Rate Rollover Securi-
[INTERIM LOAN]

ties will be callable prior to such fifth anniversary at a redemption price equal to par plus accrued interest plus a make whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half of one percent (0.50%).

Conditions to Effectiveness and to Interim Loan:	As set forth on Annex I to the Commitment Letter.

Representations and Warranties:	The definitive documentation shall contain such representations and warranties as are substantially similar to those set forth in the Senior Term Sheet, with modifications and additions as are usual and customary for bridge financings.

Affirmative Covenants:	The definitive documentation shall contain such affirmative covenants as are substantially similar to those set forth in the Senior Term Sheet (excluding the covenants pertaining to security), with modifications and additions as are usual and customary for bridge financings.

Upon issuance of the Rollover Securities and the Rollover Loans, the affirmative covenants shall conform to affirmative covenants customary in a high-yield indenture, but shall in no event be more restrictive than those contained in the preliminary offering memorandum or private placement memorandum used to market the Senior Notes prior to the Closing Date.

Negative Covenants:	The definitive documentation shall contain such negative covenants as are substantially similar to those set forth in the Senior Term Sheet (excluding the covenants pertaining to security), with modifications and additions as are usual and customary for bridge financings.

Upon issuance of the Rollover Securities and the Rollover Loans, the negative covenants shall conform to negative covenants customary in a high-yield indenture, but shall in no event be more restrictive than those contained in the preliminary offering memorandum or private placement memorandum used to market the Senior Notes prior to the Closing Date.
[INTERIM LOAN]

Financial Covenants:	None.

Events of Default:	The definitive documentation shall contain such events of default as are customary for facilities similar to the Interim Loan and reasonably consistent with those in the Senior Credit Facilities. Upon issuance of the Rollover Securities and the Rollover Loans, the events of default shall conform to events of default customary in a high-yield indenture, but shall in no event be more restrictive than those contained in the preliminary offering memorandum or private placement memorandum used to market the Senior Notes prior to the Closing Date.

Clean-up Period:	Same as for Senior Credit Facilities.

Refinancing of Interim Loan:	Borrower shall use commercially reasonable efforts to (i) cooperate with the investment banks party to the Engagement Letter (the “Take-out Banks”) and provide the Take-out Banks with information reasonably required by the Take-out Banks in connection with the offering of debt securities (the “Debt Offering”) or other means of refinancing the Interim Loan and the Rollover Securities and the Rollover Loans, (ii) assist the Take-out Banks in connection with the marketing of the Take-out Securities (including promptly providing to the Take-out Banks any information reasonably requested to effect the issue and sale of the Take-out Securities and making available senior management of Borrower for investor meetings), (iii) cooperate with the Take-out Banks in the timely preparation of any registration statement or private placement memorandum relating to the Debt Offering and other marketing materials to be used in connection with the syndication of the Interim Loan.

Yield Protection and Increased Costs:	For the Interim Loan, as are usual for facilities and transactions of this type and as are substantially similar to the provisions set forth in the Senior Term Sheet. For the Rollover Securities and the Rollover Loans, none.
[INTERIM LOAN]

Required Lenders:	Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to certain customary provisions of the Interim Loan Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure (it being understood that any required approval for purposes of releasing less than all or substantially all of the Guarantors shall only require the consent of the Required Lenders).

The definitive documentation for the Interim Loan and the Rollover Loan shall contain customary provisions permitting the Borrower to replace non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the outstanding credit exposure have consented thereto.

Assignments and Participations:	Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $1.0 million (unless Borrower and the Administrative Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to zero). Prior to the first anniversary of the Closing Date, assignments shall be subject to the consent of each of the Borrower and the Lead Arrangers to the extent that any such assignment would cause Lenders on the Closing Date to hold less than 50.1% of the outstanding credit exposure (such consent not to be unreasonably withheld, delayed or conditioned, provided that Borrower’s consent will not be required if a payment or bankruptcy event of default has occurred and is continuing). Following the first anniversary of the Closing Date, assignments shall be permitted with the consent of the Administrative Agent. Participations shall be permitted without restriction. Voting rights and benefits of participants will be subject to customary limitations.

Expenses and Indemnification:	In addition to those reasonable out-of-pocket expenses reimbursable under the Commitment Letter, all reasonable out-of-pocket expenses of the Lead Arrangers and the Administrative Agent (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification
[INTERIM LOAN]

(whether or not effective) requested by the Borrower of, and the enforcement of, any Interim Loan Document (including reasonable fees, disbursements and other charges of a single counsel, provided that reasonable fees, disbursements and other charges of additional counsel may be reimbursed in the event of a need for local and/or regulatory counsel) are to be paid by the Borrower.

Borrower will indemnify each of the Lead Arrangers, the Administrative Agent and the other Lenders and hold them harmless from and against all liabilities and related reasonable out-of-pocket costs and expenses (including reasonable fees, disbursements and other charges of a single counsel, provided that reasonable fees, disbursements and other charges of additional counsel may be reimbursed in the event of a conflict or a need for local and/or regulatory counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arrangers, the Administrative Agent or any such other Lender is a party thereto) that relates to the Transactions or any transactions related thereto, except to the extent determined by a final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such person or its officers, directors, employees, affiliates, agents or controlling persons.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Interim Loan Documents waive right to trial by jury.

Special Counsel for Lead Arrangers:	Cahill Gordon & Reindel llp(and such appropriate local counsel as may be selected by the Lead Arrangers).
[INTERIM LOAN]